As filed with the Securities and Exchange Commission on March 14, 2008
Registration No. 333-146957

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOLUTIA INC.
(Exact name of registrant as specified in its charter)

Delaware	43-1781797
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(314) 674-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rosemary L. Klein
Senior Vice President, General Counsel and Corporate Secretary
Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(314) 674-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas W. Christopher
Christian O. Nagler
Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022-4611
(212) 446-4800

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount to	Maximum	Aggregate	Amount of
Title of Each Class of	be	Price Per	Offering	Registration
Securities to be Registered	Registered	Unit	Price	Fee
Common Stock, par value $0.01 per share	20,644	$12.94	$267,133.36(1)	$10.50(2)

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices reported on the New York Stock Exchange on March 11, 2008.

(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

(NOT PART OF THE PROSPECTUS)

This registration statement relates to the proposed resale of common stock of Solutia Inc., a Delaware corporation, which we refer to as “Solutia,” sold to a group of backstop investors through a rights offering to Solutia’s creditors pursuant to Solutia’s Plan of Reorganization.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 14, 2008

PROSPECTUS

SOLUTIA INC.

Shares of Common Stock

This prospectus relates to up to 20,644 shares of our common stock, par value $0.01 per share, which we sometimes refer to as the “Common Stock,” which may be offered for sale from time to time by the stockholders named under the heading “Selling Stockholders,” whom we refer to as the selling stockholders. The shares of our Common Stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices or varying prices determined at the times of sale or negotiated prices. The shares of our Common Stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. We do not know when or in what amounts a selling stockholder may offer these shares of Common Stock for sale. The selling stockholders may sell all, some or none of the shares of Common Stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of Common Stock sold by the selling stockholders.

On March 12, 2008, the closing price of our common stock as reported by the New York Stock Exchange (the “NYSE”) consolidated type was $12.91. The Common Stock is listed on the NYSE under the symbol “SOA .”

Investing in our Common Stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2008

As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important information about Solutia Inc. that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at http://www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You may also obtain copies of the incorporated documents, without charge, upon written request to the office of our Corporate Secretary, 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760.

You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor any selling stockholder has authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

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ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. The selling stockholders may offer and sell, from time to time, under this prospectus an aggregate of up to 20,644 shares of Common Stock. In some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which they are offering and selling our Common Stock. We may also add, update or change in a prospectus supplement information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus forms a part, before you make any investment decision.

On February 28, 2008 (the “Effective Date”), Solutia and its fourteen U.S. subsidiaries (collectively, the “Debtors”) consummated their reorganization under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) through a series of transactions contemplated by Solutia’s Fifth Amended Joint Plan of Reorganization (as Modified), which was confirmed by the United States Bankruptcy Court for the Southern District of New York on November 29, 2007 (as modified by the confirmation order where applicable, the “Plan of Reorganization”). On the Effective Date, the Plan of Reorganization became effective.

The selling stockholders named herein have acquired their shares covered by this prospectus in connection with two rights offerings which were conducted as part of the Plan of Reorganization, which are more fully described herein and in the documents incorporated by reference herein. We agreed to use reasonable best efforts to register for resale the shares of our Common Stock covered by this prospectus. See “The Reorganization — Registration Rights Agreements.”

In connection with the Plan of Reorganization, the Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan of Reorganization and the ability of the Debtors to continue operations upon emergence from bankruptcy. Neither these projections, which are contained in a version of the disclosure statement, previously furnished to the SEC, nor those contained in any prior version of the disclosure statement should be considered or relied upon in connection with the purchase of our Common Stock. Neither the projections nor any version of the disclosure statement was prepared for the purpose of any offering of our Common Stock and has not been, and may not be, updated on an ongoing basis. The projections reflect numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including those risks discussed under “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Our actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that given our recent emergence from bankruptcy we expect to incorporate the provisions of American Institute of Certified Public Accountants Statement of Position (“AICPA SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” regarding fresh-start reporting. The fresh-start reporting provisions are only applied as of the emergence date, and are expected to have a material impact on the Company’s financial statements. As indicated in the disclosure statement, the projections did not appropriately apply the fresh-start reporting provisions because the information that would have been required to do so was not available when they were prepared. Therefore, variations from these projections may be material. As a result, you should not rely upon the projections or any version of the disclosure statement in deciding whether to invest in our Common Stock.

Except as otherwise noted or suggested by context, all references to our “Common Stock” and the capitalization of Solutia contained in this prospectus mean our common stock currently outstanding and the capitalization of Solutia following the Effective Date of the Plan of Reorganization.

The selling stockholders may offer to sell, and seek offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus. The information in the documents incorporated by reference speaks only as of their respective dates.

The financial information prior to the Effective Date of the Plan of Reorganization that is incorporated by reference into this registration statement reflects the historical consolidated results of operations and financial condition of Solutia for the periods presented. That financial information does not reflect, among other things, any effects of the transactions contemplated by the Plan of Reorganization or the provisions of AICPA SOP 90-7 regarding fresh-start reporting, which Solutia is in the process of adopting, given its recent emergence from bankruptcy. Thus, such financial information may not be representative of Solutia’s results of operations or financial condition after the Effective Date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the resale of the shares of our Common Stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.solutia.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made after the date hereof and until the selling stockholders sell all of the securities:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Current Reports on Form 8-K filed on January 14, 2008, March 4, 2008 (as amended on Form 8-K/A filed on March 10, 2008), March 5, 2008 (as amended on Form 8-K/A filed on March 7, 2008) and March 14, 2008 (with respect to Item 5.02 only);

•	our registration statement on Form 8-A filed on December 18, 2007.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.solutia.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
Attention: Investor Relations
Telephone: (314) 674-1000

Except for the documents incorporated by reference as noted above, we do not incorporate into this prospectus any of the information included on our website.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking information

Certain statements made in this prospectus and the documents incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence. In addition, actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to

•	the market for Solutia’s securities and indebtedness;

•	Solutia’s ability to comply with the terms of Solutia’s financing facilities or to increase, extend or refinance the facilities;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	price increases or shortages of raw materials and energy;

•	disruption of operations;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for Solutia’s products or a decline in Solutia’s market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses;

•	efficacy of new technology and facilities;

•	limited access to capital resources;

•	changes in U.S. and foreign laws and regulations;

•	geopolitical instability;

•	changes in pension and other post-retirement benefit plan assumptions;

•	Solutia’s ability to successfully implement all of the post-emergence aspects of Solutia’s plan of reorganization; and

•	Solutia’s ability to reduce Solutia’s overall leveraged position.

These forward-looking statements are expressly qualified in their entirety by this cautionary statement. These forward-looking statements are only made as of the date hereof and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Solutia,” “we,” “our,” the “Company” and “us” refer to Solutia Inc., a Delaware corporation. In the discussion of our business in this prospectus, “we,” “our” and “us” also refer to our subsidiaries.

Our Company

Solutia, together with its subsidiaries, is a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications. Solutia was incorporated in Delaware in April 1997 to hold most of the chemical businesses of the former Monsanto Company, now known as Pharmacia Corporation (“Pharmacia”), a wholly owned subsidiary of Pfizer Inc. On September 1, 1997, Pharmacia spun off Solutia by distributing Solutia’s shares as a dividend to its stockholders. Solutia became an independent publicly held company as a result of the spinoff.

Solutia’s principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760, and its telephone number is (314) 674-1000. Our website is www.solutia.com. None of the information on our website is part of this prospectus.

The Plan of Reorganization

On February 28, 2008 (the “Effective Date), Solutia and its fourteen U.S. subsidiaries (collectively, the “Debtors”) consummated their reorganization under chapter 11 of title 11 of the United States Code, 11 U.S.C §§101-1532 (the “Bankruptcy Code”) through a series of transactions contemplated by Solutia’s Fifth Amended Joint Plan of Reorganization (as Modified), which was confirmed by the United States Bankruptcy Court for the Southern District of New York on November 29, 2007 (as modified by the confirmation order where applicable, the “Plan of Reorganization”). On the Effective Date, the Plan of Reorganization became effective.

On the Effective Date, all existing shares of Solutia common stock outstanding prior to the Effective Date (the “Old Common Stock”) were canceled pursuant to the Plan of Reorganization. In satisfaction of creditor claims and stockholder interests, Solutia issued (1) 29,024,446 shares of common stock, par value $0.01 per share (the “Common Stock”) to its general unsecured creditors and noteholders who held the 7.375% Notes due October 15, 2027 and 6.72% Notes due October 15, 2037, 831,052 of which shares are being held in a disputed claims reserve for the benefit of holders of disputed claims whose claims are subsequently allowed and any shares left over after all disputed claims have been resolved shall be distributed pro rata to holders of allowed claims; (2) 1,221,492 shares of Common Stock to fund a retiree trust, which qualifies as a Voluntary Employees’ Beneficiary Association (VEBA); (3) 597,500 shares of Common Stock, representing 1% of the total Common Stock, to holders of at least 175 shares of the Old Common Stock; (4) 15,936,703 shares of Common Stock to general unsecured creditors and noteholders pursuant to the creditor rights offering (the “Creditor Rights Offering”); (5) 2,812,359 shares of Common Stock to the backstop investors (the “Backstop Investors”) in the Creditor Rights offering; (6) 7,667,523 shares of Common Stock to holders of at least 11 shares of Old Common Stock pursuant to an equity rights offering (the “Equity Rights Offering”); and (7) 2,489,977 shares of Common Stock, representing the shares of Common Stock that were unsubscribed for in the Equity Rights Offering, to Monsanto Company (“Monsanto”). The total amount of the general unsecured claims pool was $786,221,597.64 and is comprised of the following: (1) $465,400,000 in allowed noteholder claims; (2) $307,342,809.99 in allowed general unsecured claims; and (3) $23,478,787.65 in disputed general unsecured claims. In addition, Solutia issued warrants (the “Warrants”) to purchase an aggregate of 4,481,250 shares of Common Stock to holders of Old Common Stock based on a holder’s pre-petition stock ownership, provided that such holder held at least 24 shares of the Old Common Stock.

In connection with the issuance of the Warrants, Solutia entered into a warrant agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, as warrant agent. Subject to the terms of the Warrant Agreement, Warrant holders are entitled to purchase shares of Common Stock at an exercise price of $29.70 per share. The Warrants have a five-year term and will expire at 5:00 p.m., New York City time, on February 27, 2013. The Warrants may be exercised for cash or on a net issuance basis.

The number of shares of Common Stock issuable upon exercise of the Warrants and the exercise price will be adjusted in connection with any dividend, distribution, subdivision, combination, reclassification or recapitalization of the Common Stock. The exercise price of the Warrants are also subject to downward adjustment in connection with any distribution to all holders of the Common Stock, evidences of indebtedness, other securities of Solutia or any cash, property or other assets. Additionally, if, on or prior to the fourth anniversary of the issue date of the Warrants, Solutia undergoes any business combination (by merger, consolidation, reorganization or reclassification) in which Solutia is not the surviving entity, or sells, transfers or otherwise disposes all or substantially all of its assets (any such event, an “Organic Change”), depending on the nature of the consideration to be paid to holders of Common Stock and the status of the successor person (whether it is a public or private company), the acquiring person may be required to purchase the Warrants for cash at the Black-Scholes valuation upon consummation of such Organic Change, in each case as more fully described in the Warrant Agreement. For any Organic Change occurring on or after the fourth anniversary of the issue date of the Warrants, the Warrant holders will have the right to receive the consideration that they would have been entitled to receive had they exercised the Warrants immediately prior to such Organic Change.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 4.1 to Solutia’s Report on Form 8-K filed on March 4, 2008 which is incorporated herein by reference.

THE OFFERING

The selling stockholders may offer all, some or none of their shares of our Common Stock. Please see “Plan of Distribution.” The outstanding share information shown below is based on shares that were outstanding immediately after distributions were made pursuant to the Plan of Reorganization and includes: 29,024,446 shares of Common Stock issued to Solutia’s general unsecured creditors and noteholders who held the 7.375% Notes due October 15, 2027 and 6.72% Notes due October 15, 2037; 1,221,492 shares of Common Stock contributed to a trust for the benefit of Solutia’s retirees; 597,500 shares of Common Stock issued to certain qualifying stockholders of Solutia; 18,749,062 shares of Common Stock sold pursuant to the Creditor Rights Offering and the Backstop Investors; and 7,667,523 shares of Common Stock sold pursuant to the Equity Rights Offering and 2,489,977 shares issued to Monsanto.

Outstanding Common Stock prior to and after this offering(1)	60,766,560 shares, consisting of 59,750,000 shares of Common Stock issued in connection with the Plan of Reorganization and 1,016,560 shares of restricted stock issued to directors, executives and managers under the incentive plans.

Common Stock that may be offered by the selling stockholders	Up to 20,644 shares

Use of Proceeds	We will not receive any of the proceeds from this offering.

NYSE Symbol	SOA

Determination of Offering Price	The selling stockholders may sell all, any part or none of the shares of our Common Stock offered hereby from time to time at those prices as they may determine at the time of sale.

Risk Factors	See the risks that are described under “Risk Factors” in this prospectus and those included in our Annual Report on Form 10-K for the year ended December 31, 2007 and certain of our other filings with the SEC for a discussion of the factors you should consider carefully before deciding to invest in our Common Stock.

(1)	Represents the number of shares outstanding upon the Effective Date, and excludes (i) 3,000,000 shares issuable upon the exercise of outstanding options; and (ii) 4,481,250 shares issuable upon the exercise of the Warrants.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described below and those described in our Annual Report on Form 10-K for the year ended December 31, 2007 and certain of our other filings with the SEC. Those risks described below, elsewhere in this prospectus and in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Emergence from Bankruptcy

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the plan process, we were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan of Reorganization and our ability to continue operations upon emergence from bankruptcy. We filed projected financial information with the Bankruptcy Court most recently on October 22, 2007 and furnished it to the SEC, and as part of the disclosure statement approved by the Bankruptcy Court. The projections reflect numerous assumptions concerning anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our and the other Debtors’ control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that given our recent emergence from bankruptcy we will adopt the provisions of AICPA SOP 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” regarding fresh-start reporting. As indicated in the disclosure statement, the projections applied fresh-start reporting provisions. However, these projections were limited by the information available to us as of the date of the preparation of the projections. Therefore variations from the projections may be material. The projections have not been incorporated by reference into this prospectus and neither these projections nor any version of the disclosure statement should be considered or relied upon in connection with the purchase of our Common Stock.

Because our consolidated financial statements will reflect fresh-start reporting adjustments to be made following emergence from bankruptcy, as well as any effects of the transactions contemplated by the Plan of Reorganization, financial information in our future financial statements will not be comparable to Solutia’s financial information from prior periods.

Upon our emergence from Chapter 11, we will adopt fresh-start reporting in accordance with SOP 90-7, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, using the purchase method of accounting for business combinations. We will state liabilities, other than deferred taxes, at a present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets will be reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start reporting the accumulated deficit will be eliminated. In addition to fresh-start reporting, our consolidated financial statements will reflect any effects of the transactions contemplated by the Plan of Reorganization. Thus, our future balance sheets and statement of operations data will not be comparable in many respects to our consolidated balance sheets and consolidated statements of operations data for periods prior to the adoption of fresh-start reporting and prior to accounting for the effects of the reorganization. The lack of comparable historical information may discourage investors from purchasing our common stock. Additionally, the financial information incorporated by reference into this prospectus may not be indicative of future financial information.

Risk Factors Related to Our Business and Industry

The prices of raw materials and energy required for us to produce our products are volatile and cannot always be passed on to customers.

We purchase large amounts of commodity raw materials, including natural gas, propylene, cyclohexane and benzene. Temporary shortages of these raw materials and energy sources may occasionally occur. In addition, we typically purchase major requirements for key raw materials under medium-term contracts. Pricing under these contracts may fluctuate as a result of unscheduled plant interruptions, United States and worldwide market conditions and government regulation. Given our competitive markets, it is not always possible to pass all of these increased costs on to our customers. In addition, natural gas prices and other raw material and energy costs are currently more than double the average ten-year levels. Elevated raw material and energy costs could significantly reduce our operating margins in the future.

Problems encountered in operating our production facilities could adversely impact our business.

Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unscheduled down time and environmental hazards. From time to time in the past, we have had incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. We are dependent upon the continued safe operation of our production facilities.

In addition, some of our products involve the manufacture or handling of a variety of reactive, explosive and flammable materials. Use of these products by our employees, customers and contractors could result in liability to us if an explosion, fire, spill or other accident were to occur.

We have and will continue to have significant indebtedness.

We have and will continue to have a significant amount of indebtedness. Solutia’s significant indebtedness could have important consequences, including the following:

•	we will have to dedicate a significant portion of our cash flow to making interest and principal payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	certain levels of indebtedness may make us less attractive to potential acquirors or acquisition targets;

•	certain levels of indebtedness may limit our flexibility to adjust to changing business and market conditions, making us more vulnerable to downturns in general economic conditions as compared to competitors that may be less leveraged; and

•	as described in more detail below, the documents providing for our indebtedness contain restrictive covenants that may limit our financing and operational flexibility.

Furthermore, our ability to satisfy our debt service obligations will depend, among other things, upon our future operating performance and ability to refinance indebtedness when necessary. These factors depend partly on economic, financial, competitive and other factors beyond our control. We may not be able to generate sufficient cash from operations to meet our debt service obligations as well as fund necessary capital expenditures, pension, funding obligations and investments in research and development. In addition, if we need to refinance our debt, obtain additional financing or sell assets or equity, we may not be able to do so on commercially reasonable terms, if at all.

Turnover in the senior management team and losses of other key personnel could have a significant adverse effect on our results of operations.

The services of our senior management team, as well as other key personnel, have been integral to our improving results and will be critical to the implementation of our business strategies going forward and our success. If our financial results diminish, the terms of incentive compensation programs are not adequate or other adverse events occur in our businesses, we may have difficulty retaining current senior management and other key personnel and be unable to hire qualified personnel to fill any resulting vacancies, which could have a significant adverse effect on our results of operation.

We operate in a highly competitive industry that includes competitors with greater resources than ours.

The markets in which we compete are highly competitive. Competition in these markets is based on a number of factors, such as price, product quality and service. Some of our competitors may have greater financial, technological and other resources than we do and may be better able to withstand changes in market conditions. In addition, some of our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than us. Consolidation of our competitors or customers may also adversely affect our businesses. Furthermore, global competition and customer demands for efficiency will continue to make price increases difficult.

We operate in cyclical business segments and our financial results are likely to fluctuate accordingly.

We operate in cyclical business segments. Specifically, a substantial portion of our sales are to customers involved, directly or indirectly, in the housing and automotive industries, both of which are, by their nature, cyclical industries. A downturn in either or both of these industries would result in lower demand for our products among customers involved in those industries and a reduced ability to pass on cost increases to those customers.

If we are unable to protect our intellectual property rights, our sales and financial performance could be adversely affected.

We own a large number of patents that relate to a wide variety of products and processes and have a substantial number of patent applications pending. We own a considerable number of established trademarks in many countries under which we market our products. These patents and trademarks in the aggregate are of material importance to our operations and to our Performance Products and Integrated Nylon segments. Our performance may depend in part on our ability to establish, protect and enforce such intellectual property and to defend against any claims of infringement, which involve complex legal, scientific and factual questions and uncertainties.

In the future, we may have to rely on litigation to enforce our intellectual property rights and contractual rights. In addition, we may face claims of infringement that could interfere with our ability to use technology or other intellectual property rights that are material to our business operations. If litigation that we initiate is unsuccessful, we may not be able to protect the value of some of our intellectual property. In the event a claim of infringement against us is successful, we may be required to pay royalties or license fees to continue to use technology or other intellectual property rights that we had been using or we may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable period of time. If we are unable to obtain licenses on reasonable terms, we may be forced to cease selling or using any of our products that incorporate the challenged intellectual property, or to redesign or, in the case of trademark claims, rename our products to avoid infringing the intellectual property rights of third parties, which may not be possible and may be time-consuming. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs to us and diversions of some of our resources. Our intellectual property rights may not have the value that we believe them to have, which could result in a competitive disadvantage or adversely affect our business and financial performance.

Legal proceedings, including proceedings related to environmental and other regulatory obligations may have a materially negative impact on our future results of operations.

We have been, and may in the future be, subject to various lawsuits and other legal proceedings, including proceedings related to our environmental and other regulatory obligations. As a manufacturer of chemical-based materials, we may become subject to litigation alleging personal injury, or product liability associated with our products and businesses. We are currently involved in intellectual property litigation associated with our Flexsys business and litigation involving our cash balance pension plan, as well as other litigation matters. We have also received two grand jury subpoenas from the Antitrust Division of the United States Department of Justice relating to potential antitrust violations in certain of our industries. Adverse judgments or rulings against us in these legal proceedings may have a materially negative impact on our future results of operations, cash flows and financial condition. Additionally, we may incur significant administrative and legal costs associated with defending or settling litigations.

The applicability of numerous environmental laws to our past and current manufacturing facilities and our business could cause us to incur material costs and liabilities.

We are subject to extensive federal, state, local and foreign environmental, security, safety and health laws and regulations concerning, among other things, emissions to the air, discharges to land and water, the generation, handling, treatment and disposal of hazardous waste, and the manufacture and distribution of chemical substances. We are also required to maintain various environmental permits and licenses, many of which require periodic modification and renewal and related governmental approvals. Our operations entail the risk of violations of those laws and regulations, many of which provide for substantial fines and criminal sanctions for violations.

In addition, these requirements and their enforcement may become more stringent in the future. Non-compliance with such future requirements could subject us to material liabilities, such as government fines, third-party lawsuits or the suspension of non-compliant operations. Future requirements may also require us to make significant site or operational modifications at substantial cost. Future regulatory and enforcement developments could also restrict or eliminate our ability to continue to manufacture certain products or could require us to make modifications to our products.

At any given time, we are involved in litigation, administrative proceedings and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with contaminated sites, natural resource damages, property damages and personal injury. For example, natural resource trustees have asserted certain natural resource damage claims against Solutia principally relating to our Anniston and Sauget facilities, the liability for which we share with Monsanto pursuant to the Plan of Reorganization. The natural resource trustees have estimated the value of the natural resource damages at between $366 and $604 million; we dispute these estimates and have received estimates from third party experts of $14 to $51 million for such asserted damages. These damage estimates are preliminary and subject to change and do not take into account reductions to damages possible through projects to restore natural resources. We may be required to spend substantial sums to defend or settle these and other actions, to pay any fines levied against us or satisfy any judgments or other rulings rendered against us and such sums may be material.

Under certain environmental laws, we can be held strictly liable for hazardous substance contamination at real property we have owned, operated or used as a disposal site or for natural resource damages associated with such contamination. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party can be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or legality of the original disposal. As described in more detail above and below, we could incur significant costs, including cleanup costs, natural resource damages, civil or criminal fines and sanctions, and third-party claims as result of hazardous substance contamination.

We have made, and will continue to make substantial expenditures for environmental regulatory compliance and remediation projects. During 2007, we spent approximately $11 million on environmental compliance-related capital projects and $68 million for the management of environmental programs. Included in environmental program management is the operation and maintenance of current operating facilities for environmental control, which is expensed in the period incurred, and $12 million for remediation activity.

The substantial amounts that we may be required to spend on environmental capital projects and programs could require substantial cash outlays and, accordingly, could have a material effect on our consolidated financial position, liquidity and profitability or limit our financial and operating flexibility. In addition, although we believe that we have correctly budgeted and, to the extent appropriate under applicable accounting principles, reserved for these amounts, factors beyond our control may render these budgeted and reserved amounts inadequate. These factors include changing governmental policies and regulations, the commencement of new government proceedings or third party litigation regarding environmental remediation, new releases of hazardous substances that result in personal injury, property damage or harm to the environment, the discovery of unknown conditions of contamination, or unforeseen problems encountered in the environmental remediation programs.

Our commencement of the Chapter 11 case was caused, in significant part, by an accumulation of legacy liabilities, including, among others, “legacy environmental liability” arising from historical operations of Pharmacia prior to the Solutia Spinoff. In the course of the Chapter 11 case, we achieved a substantial reallocation of the risk from these legacy liabilities. In particular, Monsanto agreed to be financially responsible for remediation costs and other environmental liabilities for sites owned, operated or used by Pharmacia but never owned, operated or used by Solutia after the Spinoff, to share liabilities with respect to offsite areas at the Sauget and Anniston plant sites, and to be financially responsible for personal injury and property damage claims associated with exposures to hazardous substances arising from legacy Pharmacia operations (so-called “Legacy Toxic Tort Claims”). If Monsanto and/or Pharmacia fails to honor its obligation with respect to such remediation costs or Legacy Toxic Tort Claims, we could become responsible for some or all of such liabilities (except for the remediation costs and other environmental liabilities for sites owned, operated or used by Pharmacia but never owned, operated or used by Solutia for which Solutia received a discharge under the Plan of Reorganization), which liabilities could be material.

We face currency and other risks associated with international sales.

We generate revenue from export sales, as well as from operations conducted outside the United States. For example, approximately 55 percent of our consolidated net sales from continuing operations for the year ended December 31, 2007 were made into markets outside the United States, including Europe, Canada, Latin America and Asia. Approximately 68 percent of the net sales of the Performance Products business segment were made into markets outside the United States. Operations outside the United States expose us to risks, including fluctuations in currency values, trade restrictions, tariff and trade regulations, foreign tax laws, shipping delays, and economic and political instability, which could adversely affect our consolidated results of operations, cash flows and financial condition.

The functional currency of each of our non-United States operations is generally the local currency. Exchange rates between some of these currencies and U.S. dollars have fluctuated significantly in recent years and may do so in the future. It is possible that fluctuations in foreign exchange rates will have a negative effect on our results of operations.

Many of our products and manufacturing processes are subject to rapid technological change and our business will suffer if we fail to keep pace.

Many of the markets in which our products (and their corresponding manufacturing processes) compete are subject to rapid technological change and new product introductions and enhancements. We must continue to enhance our existing products and to develop and manufacture new products with improved capabilities to continue to be a market leader. We must also continue to make improvements in our manufacturing processes and productivity to maintain our competitive position. When we invest in new technologies, processes or production facilities, we will face risks related to construction delays, cost over-runs and unanticipated technical difficulties related to start-up. Our inability to anticipate, respond to, capitalize on or utilize changing technologies could have an adverse effect on our consolidated results of operations, financial condition and cash flows in any given period.

Significant payments will be required to maintain the funding of our domestic qualified pension plan and we have significant indebtedness upon our emergence from bankruptcy.

We maintain a qualified pension plan under which certain of our employees and retirees are entitled to receive benefits. Although we have frozen future benefit accruals under the U.S. pension plan, significant liabilities still remain. In order to fund the pension plan, we have made significant contributions to the pension plan amounting to approximately $314 million through February 2008 since entering Chapter 11 bankruptcy protection and will have to fund more going forward. We may be unable to obtain financing to make these future pension plan contributions. In addition, even if financing for these contributions is obtained, the funding obligations and the carrying costs of debt incurred to fund the obligations could have a significant adverse effect on our results of operation.

Upon emergence from bankruptcy, we have a significant amount of indebtedness. Specifically, we have an exit facility of up to $2.05 billion (including undrawn availability on a revolving loan), including some combination of institutional term loans, a revolving loan, a letter of credit facility, and second lien loans. The significant indebtedness that we have upon our emergence from bankruptcy could have important consequences, including the following:

•	We will have to dedicate a significant portion of our cash flow to making interest and principal payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes.

•	The post-emergence levels of indebtedness may make us less attractive to potential acquirers or acquisition targets.

•	The post-emergence levels of indebtedness may limit our flexibility to adjust to changing business and market conditions, and make us more vulnerable to a downturn in general economic conditions as compared to competitors that may be less leveraged.

•	As described in more detail below, the documents providing for our post-emergence indebtedness contain restrictive covenants that may limit our financing and operational flexibility.

•	The post-emergence levels of indebtedness, which include outstanding indebtedness that is unimpaired under the plan, as well as new indebtedness incurred pursuant to the Exit Financing Facility, may make it more difficult for us to satisfy our obligations with respect to our other outstanding indebtedness that is unimpaired under the plan.

Furthermore, our ability to satisfy our debt service obligations will depend, among other things, upon our future operating performance and ability to refinance indebtedness when necessary. These factors depend partly on economic, financial, competitive and other factors beyond our control. We may not be able to generate sufficient cash from operations to meet our debt service obligations as well as fund necessary capital expenditures, pension funding obligations and investments in research and development. In addition, if we need to refinance our debt, obtain additional financing or sell assets or equity, we may not be able to do so on commercially reasonable terms, if at all.

Our operations may be restricted by the terms of our Exit Financing Facility.

Our exit financing facility (the “Exit Financing Facility”) includes a number of significant restrictive covenants. These covenants could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. Specifically, such covenants restrict our ability and, if applicable, the ability of our subsidiaries to, among other things:

•	incur additional debt;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions;

•	pay dividends on our Common Stock or repurchase our equity interests;

•	sell certain assets or merge with or into other companies;

•	guarantee the debts of others;

•	enter into new lines of business;

•	make capital expenditures;

•	prepay, redeem or exchange our debt; and

•	form any joint ventures or subsidiary investments.

The Exit Financing Facility also requires us to periodically meet various financial ratios and tests, including maximum leverage, minimum net worth and interest coverage levels. These financial covenants and tests could limit our ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict our financing and operations.

Our ability to comply with the covenants and other terms of the Exit Financing Facility will depend on our future operating performance. If we fail to comply with such covenants and terms, we would be required to obtain waivers from our lenders to maintain compliance under the Exit Financing Facility. If we are unable to obtain any necessary waivers and the debt under the Exit Financing Facility is accelerated, it would have a material adverse effect on our financial condition and future operating performance.

In addition our financing agreements have provisions regarding a “change of control” which are triggered, among other things, (i) upon the acquisition by a person or group of “beneficial ownership” (which includes direct ownership or deemed ownership because a right to acquire our voting stock) of 35% or more of our voting stock (or 40% or more in the case of any such “person” or “group” that is, on the Effective Date, the beneficial owner of 25% or more of such voting stock) or (ii) if during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by a vote of the majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of our board of directors then in office.

Risks Related to Ownership of Our Common Stock

The market price of our Common Stock is subject to volatility.

The market price of our Common Stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include actual or anticipated variations in our operational results and cash flow, our and our competitors’ earnings, changes in financial estimates by securities analysts, trading volume, market conditions in the industry, the general state of the securities markets and the market for stocks of companies in our industry, governmental legislation or regulation and currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

A liquid trading market for our Common Stock may not develop.

We listed our Common Stock on the New York Stock Exchange. A liquid trading market for our Common Stock may not develop or be sustained. The liquidity of the trading market for our Common Stock will depend, among other things, upon the number of holders of our Common Stock, our financial performance and the number of research analysts covering Solutia, none of which can be determined or predicted with certainty.

Substantial sales of or trading in our Common Stock could occur in connection with emergence from bankruptcy, which could cause our stock price to be adversely affected.

Shares distributed in connection with the Plan of Reorganization generally may be sold freely in the markets including those shares registered under registration statements pursuant to registration rights agreements that we entered into with the Backstop Investors and Monsanto. We refer to these agreements as the “registration rights agreements,” described herein under “The Reorganization — Registration Rights Agreements.” We may enter into additional registration rights agreements with other parties from time to time. These and other of our creditors or other investors who received shares of our Common Stock in connection with the Plan of Reorganization may sell our shares shortly for any number of reasons. The sale of significant amounts of our Common Stock or substantial trading in our Common Stock or the perception in the market that substantial trading in our Common Stock will occur may adversely affect the market price of our Common Stock.

The resale of shares of our Common Stock registered under this prospectus may adversely affect the market price of our Common Stock.

The ability of the Backstop Investors to sell a large number of shares could be adversely disruptive to the trading price of our Common Stock.

We do not expect to pay dividends on our Common Stock for the foreseeable future.

The payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, corporate law restrictions, capital agreements, the applicable laws of the State of Delaware and business prospects. The Exit Financing Facility restricts the payment of dividends. We do not expect to pay dividends for the foreseeable future.

Provisions in Delaware law, our amended and restated certificate of incorporation and bylaws and our financing documents might discourage, delay or prevent a change in control of our company or changes in our management and therefore depress the trading price of our Common Stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could depress the trading price of our Common Stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous.

Section 203 of the Delaware General Corporation Law, which we refer to as the “DGCL,” provides that a stockholder acquiring more than 15% of the outstanding voting shares of the corporation (an “interested stockholder”) but less than 85% of such shares may not engage in certain business combinations with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. DGCL Section 203 may discourage, delay or prevent a change in control of our company. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of the DGCL and Provisions To Be Included in Our Amended and Restated Certificate of Incorporation and Bylaws.”

In addition our financing agreements have provisions regarding a “change of control” which are triggered, among other things, (i) upon the acquisition by a person or group of “beneficial ownership” (which includes direct ownership or deemed ownership because a right to acquire our voting stock) of 35% or more of our voting stock (or 40% or more in the case of any such “person” or “group” that is, on the Effective Date, the beneficial owner of 25% or more of such voting stock) or (ii) if during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by a vote of the majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of our board of directors then in office.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares of our Common Stock offered by this prospectus, and we will not receive any of such proceeds.

DIVIDEND POLICY

Solutia has not paid any dividends on its common stock in its last two fiscal years and does not expect to pay dividends for the foreseeable future. The Exit Financing Facility restricts the payment of dividends. In addition to such restriction, the payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed and combined financial information sets forth selected historical financial information for Solutia and its consolidated subsidiaries. On May 1, 2007, Solutia purchased the remaining 50 percent interest in the Flexsys joint venture (“Flexsys”), a 50/50 rubber chemicals joint venture between Akzo Nobel N.V. and Solutia. The Solutia historical data provided for the year ended December 31, 2007 are derived from Solutia’s audited consolidated financial statements incorporated by reference elsewhere in this prospectus and include the financial results of Flexsys subsequent to Solutia’s acquisition of the remaining 50 percent interest from Akzo Nobel N.V. on May 1, 2007. The Flexsys historical data incorporated into the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 includes the historical financial results of Flexsys prior to the Flexsys acquisition and represent the unaudited condensed combined statement of operations for the four months ended April 30, 2007. The Flexsys historical data has been prepared on a similar basis to that used in the preparation of Flexsys’ audited financial statements. Collectively, we refer to this information as the “Pro Forma Financial Information.”

The Pro Forma Financial Information is provided for informational purposes only and historical results are not indicative of future performance. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes incorporated by reference elsewhere in this prospectus. In addition, the combined historical financial statements of Solutia and Flexsys will not be comparable to the financial statements of reorganized Solutia following emergence from bankruptcy due to the effects of the consummation of the plan as well as adjustments for fresh-start accounting.

The following Pro Forma Financial Information gives effect to fresh-start adjustments and reorganization entries as if the acquisition of Flexsys, the Effective Date of the Plan of Reorganization and the resulting transactions had occurred on January 1, 2007 for purposes of the pro forma condensed combined statements of operations for the year ended December 31, 2007 and on December 31, 2007 for purposes of the pro forma condensed consolidated statement of financial position. Each of these adjustments is described more fully below and within the notes of the Pro Forma Financial Information. The Pro Forma Financial Information is based upon currently available information and assumptions that we believe are reasonable.

Effect of Plan

The adjustments in the Effect of Plan column reflect the implementation of the Plan of Reorganization, including the satisfaction of allowed administrative, secured and general unsecured claims, the reallocation of legacy liabilities relating to litigation, environmental remediation, and certain post-retirement benefits, the elimination of Chapter 11 related reorganization items and the raising of new equity capital through the Creditor Rights Offering and the Equity Rights Offering upon emergence from Chapter 11. These adjustments give effect to the rights to purchase Common Stock and to distribution to holders of certain classes of claims, cash, Common Stock and/or Warrants. The gains resulting from the cancellation of indebtedness pursuant to the plan have not been reflected in the Effect of Plan column in the pro forma condensed combined statements of operations, as these gains will not continue on an ongoing basis.

For the distributions under our Plan of Reorganization to occur, Solutia entered into an Exit Financing Facility of $2.05 billion, and implemented a Creditor Rights Offering of up to $250 million. The proceeds from such borrowings and the offering were used to make the distributions under the Plan of Reorganization and for ongoing business purposes and are reflected as such in the Effect of Plan column in our Pro Forma Financial Information. For additional information regarding the adjustments in the Effect of Plan column, see the notes provided in our Pro Forma Financial Information.

Revaluation of Assets and Liabilities

The following Pro Forma Financial Information gives effect to the revaluation of assets and liabilities, in accordance with Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”). The revaluation of assets and liabilities are based on an estimated reorganized Solutia equity value of $1.1 billion. Under SOP 90-7, reorganization value is generally allocated first to tangible assets and identifiable intangible assets, and lastly to excess reorganization value. The valuations used in this prospectus are made as of the Effective Date of the Plan of Reorganization and are preliminary in nature. Updates to these valuations are anticipated as the required asset appraisals, liability valuations and the resulting deferred tax liability from these valuations are completed. We anticipate such updates may reflect a significant difference from the valuations used to prepare the following Pro Forma Financial Information. As a result, it is possible that there may be significant adjustments in carrying values of certain assets and liabilities and that such adjustments may be material. The differences between the actual valuations and the following Pro Forma Financial Information will be reflected in our future statements of financial position and may affect amounts, including depreciation and amortization expense, which we recognize in our statement of operations post-emergence. As such, the following Pro Forma Financial Information may not accurately represent the post-emergence financial condition or results from operations of the Company and any differences may be material.

Solutia will realize expenses in the first quarter post emergence related to certain asset write ups under fresh-start accounting that have been excluded from the pro forma adjustments. In particular, the Company expects cost of sales to increase approximately $64 million during the first inventory turn post emergence. As these expenses will not continue on an ongoing basis, the Company has not reflected them in the revaluation of assets and liabilities amounts for any period presented.

For additional information regarding the revaluation of assets and liabilities, see the notes provided in our Pro Forma Financial Information.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As of December 31, 2007
(Dollars in millions)
(Unaudited)

	Historical	Effect of		Revaluation of		Pro Forma
	Solutia	Plan		Assets and Liabilities		Consolidated

Current Assets:
Cash and cash equivalents	$173	$(113	) {a}	$—		$60
Trade receivables, net	448	—		—		448
Miscellaneous receivables	133	—		—		133
Inventories	417	—		303	{j}	720
Prepaid expenses and other assets	53	—		—		53
Assets of discontinued operations	7	—		—		7

Total Current Assets	1,231	(113)		303		1,421
Property, Plant and Equipment, net	1,052	—		577	{k}	1,629
Investments in Affiliates	1	—		—		1
Goodwill	149	—		250	{l}	399
Identified Intangible Assets, net	58	—		812	{l}	870
Other Assets	149	151	{b}	—	{m}	300

Total Assets	$2,640	$38		$1,942		$4,620

Current Liabilities:
Accounts payable	$343	$—		$—		$343
Accrued liabilities	296	12	{c}	—		308
Short-term debt, including current portion of long-term debt	982	(891	){a} {d}	—		91
Liabilities of discontinued operations	6	—		—		6

Total Current Liabilities	1,627	(879)		—		748
Long-Term Debt	359	1,248	{a} {d}	—		1,607
Other Liabilities	327	435	{e}	442	{e} {m}	1,204
Liabilities Subject to Compromise	1,922	(1,922	) {f}	—		—
Shareholders’ Equity (Deficit):
Common stock	1	1	{g}	(1	) {n}	1
Additional contributed capital	56	1,060	{g}	(56	) {n}	1,060
Treasury stock, at cost	(251)	—		251	{n}	—
Net deficiency of assets at spinoff	(113)	—		113	{n}	—
Accumulated other comprehensive loss	(46)	115	{h}	(69	) {n}	—
Retained earnings (Accumulated deficit)	(1,242)	(20	) {i}	1,262	{o}	—

Total Shareholders’ Equity (Deficit)	(1,595)	1,156		1,500		1,061

Total Liabilities and Shareholders’ Equity (Deficit)	$2,640	$38		$1,942		$4,620

See notes to unaudited pro forma condensed consolidated statement of financial position

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007
(Dollars and shares in millions)
(Unaudited)

	Historical	Historical	Effect of		Revaluation of		Pro Forma
	Solutia	Flexsys	Plan		Assets and Liabilities		Consolidated

Net Sales	$3,535	$207	$—		$—		$3,742
Cost of goods sold	3,046	158	(10	){p} {q}	(23	){k} {p}	3,171

Gross Profit	489	49	10		23		571
Total marketing, administrative, and technological expenses	297	15	2	{p} {q}	(5	){k} {p}	309
Amortization expense	2	—	—		34	{l}	36

Operating Income	190	34	8		(6)		226
Equity earnings from affiliates	12	—	(12	) {r}	—		—
Interest expense	(134)	(1)	(74	) {s}	—		(209)
Other income (loss), net	34	(2)	—		—		32
Loss on debt modification	(7)	—	7	{t}	—		—
Reorganization items, net	(298)	—	298	{u}	—		—

Income (Loss) From Continuing Operations Before Income Tax Expense	(203)	31	227		(6)		49
Income tax expense	19	5	9	{v}	(2	) {v}	31

Income (Loss) From Continuing Operations	$(222)	$26	$218		$(4)		$18

Earnings (Loss) per Basic and Diluted Share	$(2.12)						$0.30
Basic Weighted Average Shares Outstanding	104.5						59.8
Diluted Weighted Average Shares Outstanding	104.5						60.2

See notes to the unaudited pro forma condensed combined statement of operations

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statement of operations
(dollars in millions)

{a} — The Company’s cash and cash equivalents reflect the net use of $113 to implement the Plan of Reorganization, summarized as follows:

Cash Inflows Exit Financing Facility	$1,678
Creditor Rights Offering	250

Total cash inflows	1,928

Cash Outflows Existing debt facilities not subject to compromise	1,322
11.25% notes due 2009 (subject to compromise)	221
Settlement of liabilities subject to compromise and other emergence related liabilities	111
VEBA Retiree Trust funding	175
SFC LLC	75
Estimated debt issuance costs	137

Total cash outflows	2,041

Total net cash outflow	$(113)

{b} — Represents 1) debt issuance costs of $137 related to the Exit Financing Facility; 2) the establishment of SFC LLC, a special purpose, bankruptcy remote limited liability company subsidiary, funded with $75 in proceeds from the Creditor Rights Offering, immediately reduced by a $30 administrative claim paid to Monsanto to partially reimburse Monsanto for environmental expenses incurred during the Solutia bankruptcy; 3) the write-off of $14 of insurance receivables associated with litigation liabilities which are not being retained by Solutia; 4) the write-off of $11 of debt issuance costs related to Solutia Europe S.A./N.V.’s Euro 200 million facility agreement and Flexsys’ debt facility which were fully paid upon emergence from bankruptcy; and 5) the write-off of $6 of equity commitment fees.

{c} — Represents the reclassification of retained accrued expenses previously classified as Liabilities Subject to Compromise of $20 and accruals for emergence related liabilities to be paid after emergence from bankruptcy of $15. The liabilities retained by Solutia are environmental and litigation liabilities and the amount represents expected payments during the next twelve months. See Note {e} for further discussion on liabilities retained by Solutia. In addition, accrued liabilities were reduced by a $23 payment of accrued interest on the retired debt facilities.

{d} — Represents the net effect of refinancing all debt at emergence, except for the promissory notes on Solutia’s corporate headquarters building of $20. Debt upon emergence is as follows:

	Available	Pro Forma
	Facility	Exit Financing

Exit Financing:
Senior secured asset-based revolving credit facility	$450	$78
Senior secured term loan facility	$1,200	1,200
Senior unsecured bridge facility	$400	400

		1,678
Promissory notes on Solutia’s corporate headquarters building		20

Total debt		1,698
Less current maturities of long-term debt and short-term debt		91

Total long-term debt		$1,607

{e} — In accordance with the Plan of Reorganization, Solutia retained liabilities related to the domestic qualified pension plan liabilities, domestic other postretirement benefits liabilities, and certain environmental and litigation liabilities. In accordance with SOP 90-7, liabilities are recorded at fair value. A summary of the increases to Other Liabilities as a result of retaining and fair valuing these liabilities is as follows:

		Revaluation of
	Effect of Plan	Assets and Liabilities	Total

Domestic qualified pension plan(1)	$224	$—	$224
Domestic other postretirement benefits(2)	111	—	111
Environmental(3)	89	206	295
Litigation	31	—	31

Total	455	206	661
Less current portion of environmental and litigation liabilities	(20)	—	(20)

	$435	$206	$641

(1)	The domestic qualified pension plan liability of $224 represents the liability balance at December 31, 2007.

(2)	The domestic other postretirement benefits liability of $111 represents the liability balance at December 31, 2007 of $421 reduced by the reduction in accumulated postretirement benefit obligation related to plan amendments effective at emergence of $115 and funding at emergence from the Creditor Rights Offering and the retirees’ allowed unsecured claim of $175 and $20, respectively.

(3)	The environmental liability increase of $295 represents the subject to compromise liability balance at December 31, 2007 retained of $59, an adjustment of $30 effectuated by the Plan of Reorganization, and the revaluation of the environmental liability associated with remediation of site areas to be shared with Monsanto, estimated at $206.

{f} — Represents the elimination of Liabilities Subject to Compromise through reclassification of retained liabilities discussed in Notes {c} and {e} and settlement of allowed secured and unsecured claims through cash and stock settlements at emergence.

{g} — At emergence, 59.75 million shares of reorganized Solutia common stock and warrants to purchase 4.48 million shares of common stock were issued with an estimated value of $1,061.

{h} — Represents the reduction in the domestic other postretirement benefits accumulated postretirement benefit obligation related to plan amendments effective at emergence of $115.

{i} — Represents the net effect of the settlement of liabilities subject to compromise in accordance with the Plan of Reorganization.

{j} — In accordance with SOP 90-7, inventory is recorded at fair value. In adjusting inventory to fair value, the Company estimates inventory will be increased approximately $239 due to the elimination of its LIFO reserve plus $64 to increase its finished goods and work in process. Because of the adjustment to finished goods and work in process, the Company expects cost of sales to increase approximately $64 during the first inventory turn post emergence. This cost has been excluded from the pro forma condensed combined statement of operations because this amount is not recurring.

{k} — In accordance with SOP 90-7, property, plant and equipment are recorded at fair value. In adjusting property, plant and equipment to fair value, the Company estimates net property, plant and equipment will be increased approximately $577 with the corresponding depreciable lives adjusted to reflect their projected remaining useful lives. The Company currently estimates there will be a reduction of $23 in depreciation expense, as compared to historical Solutia and Flexsys combined, due to the adjustment of the asset lives on pre-emergence property, plant and equipment. The estimated weighted average remaining useful lives on these asset classes range from 12 years to 24 years. The decrease in depreciation expense is allocated between cost of goods sold and marketing, administrative, and technological expenses based on historical classification.

{l} — In accordance with SOP 90-7, existing goodwill is eliminated and excess reorganization value is recorded for amounts in excess of value allocable to identifiable assets. In adjusting the balance sheet accounts to fair value in accordance with SOP 90-7, the Company estimates an increase in value of identified intangible assets of $812. The identified intangible assets include customer relationships, trademarks, tradenames, technology, and patents. Some of the identified intangible assets are expected to have indefinite lives. For all others, the estimated average remaining useful lives on these identified intangible assets range from 10 years to 21 years. The adjustment to identified finite lived intangible assets will result in an increase in annual amortization expense of approximately $34. For every $25 change in the value of identified finite lived intangible assets at emergence, annual amortization expense fluctuates an estimated $1.

{m} — Represents deferred tax assets and liabilities recorded for future tax effects of the adjustments related to the emergence from bankruptcy:

(1) Effect of Plan — Adjustments to the balance sheet that result from implementation of the Plan of Reorganization are attributable to domestic operations. Because Solutia has significant U.S. net operating losses and a full valuation allowance against the related deferred tax asset, no net tax effect is expected to be recorded in conjunction with these adjustments.

(2) Revaluation of Assets and Liabilities — The deferred tax assets, related valuation allowances or deferred tax liabilities related to the revaluation of assets and liabilities have been recorded at the statutory tax rate of the various tax jurisdictions of the entities to which the adjustments are attributable.

{n} — Represents the elimination of Solutia’s equity balances in accordance with SOP 90-7.

{o} — Represents the amount to eliminate Solutia’s accumulated deficit at emergence in accordance with SOP 90-7.

{p} — Represents pro forma adjustments related to Solutia’s postretirement benefits expense resulting from increased pension and other postretirement benefits plan assets and reduction in other postretirement benefits accumulated postretirement benefit obligation. Reorganized Solutia’s debt level reflects the significant pension contributions during the year ended December 31, 2007. In accordance with the Plan of Reorganization, funds were contributed to a VEBA Retiree Trust from the Creditor Rights Offering and the retirees’ allowed unsecured claim. The pro forma increased expected return on pension and other postretirement benefits plan assets was determined using an expected return on plan assets of 8.75% and 4.50%, respectively. In addition, the pro forma postretirement benefits expense decreased due to plan amendments implemented in accordance with the plan at emergence totaling $115. The pro forma effect for the year ended December 31, 2007 is as follows:

			Year Ended
		Revaluation of Assets	December 31,
	Effect of Plan	and Liabilities	2007

Increase in expected return on pension plan assets	$4	$—	$4
Increase in expected return on other postretirement benefits plan assets	8	—	8
Decrease in other postretirement benefits interest cost	6	—	6
Elimination of pension settlement charges recognized during the year ended December 31, 2007	—	5	5

Total	$18	$5	$23

The decrease in postretirement benefits expense is allocated between cost of goods sold and marketing, administrative, and technological expenses based on historical classification.

{q} — Upon emergence from bankruptcy, Solutia granted stock options to purchase 3.0 million shares (with an exercise price of $17.33 per share) and approximately 1.2 million shares of restricted stock and restricted stock units. The pro forma compensation expense recognized in the year ended December 31, 2007 related to these share-based payment plans is $10. Stock compensation expense is allocated between cost of goods sold and marketing, administrative, and technological expenses based on management’s best estimate.

{r} — Represents adjustment to eliminate equity income recognized by Solutia related to Flexsys prior to Flexsys becoming a 100% owned subsidiary of Solutia on May 1, 2007.

{s} — The table below sets forth adjustments to interest expense resulting from the extinguishment of debt and issuance of new debt:

Year Ended
December 31,
2007

Interest expense on pro forma borrowings:
Senior secured asset-based revolving credit facility(1)	$5
Senior secured term loan facility(2)	124
Senior unsecured bridge facility(3)	62
Promissory notes on Solutia’s corporate headquarters building(4)	2
Amortization of debt issuance costs(5)	16

Total interest expense on pro forma borrowings	209
Less: historical Solutia and Flexsys interest expense	(135)

Total adjustment to interest expense	$74

For a description of the agreements governing our borrowings under credit facilities, including how variable interest is calculated thereunder, please see our Current Report on Form 8-K dated March 4, 2008 which is incorporated herein by reference.

(1)	Represents interest expense on the $78 borrowed on the senior secured asset-based revolving credit facility. The debt has a variable interest rate and was calculated using an average interest rate of 7.01% for the year ended December 31, 2007. The current interest rate is 5.0%.

(2)	Represents interest expense on the $1,200 borrowed on the senior secured term loan facility. The debt has a variable interest rate and was calculated using an average interest rate of 10.35% for the year ended December 31, 2007. The current interest rate is 8.5%.

(3)	Represents interest expense on the $400 borrowed on the senior unsecured bridge facility. The interest expense was calculated using a fixed interest rate of 15.50% for the year ended December 31, 2007. For the period commencing on the Effective Date and ending on the day immediately preceding the first anniversary of the Effective Date, no more than 3.50% per annum may be paid in the form of payment-in-kind interest; for the period commencing on the first anniversary of the Effective Date and ending on the day immediately preceding the second anniversary of the Effective Date, no more than 2.50% per annum may be paid in the form of payment-in-kind interest; and (c) commencing on the second anniversary of the Effective Date and thereafter, no more than 1.50% per annum may be paid in the form of payment-in-kind interest.

(4)	Represents interest expense on the $20 promissory notes related to Solutia’s corporate headquarters building. The interest expense was calculated using a fixed interest rate of 7.18% for the year ended December 31, 2007.

(5)	Represents debt issuance costs on the exit financing package of $137. The debt issuance costs are amortized using the effective interest method.

{t} — Represents the elimination of the loss on debt modification related to the DIP credit facility amendment in January 2007.

{u} — Represents the elimination of items of income, expense, gain, or loss that were realized or incurred by Solutia because it was in reorganization under Chapter 11 of the Bankruptcy Code.

{v} — Represents the adjustment to income tax expense resulting from the pro forma adjustments, as further described as follows:

(1) Effect of Plan — Pro forma adjustments that are attributable to the implementation of the Plan of Reorganization have been tax effected at the 35% U.S. statutory tax rate partially offset by the impact of a reduction in valuation allowance relating to deferred tax assets for unused U.S. net operating losses.

(2) Revaluation of Assets and Liabilities — The deferred income tax benefit resulting from the Company’s revaluation of assets and liabilities has been recorded at the statutory tax rate of the various tax jurisdictions to which the adjustments are attributable.

THE REORGANIZATION

This section provides a description of the Debtors’ reorganization and emergence from bankruptcy and confirmation and approval of the Plan of Reorganization by the Bankruptcy Court. The description in this section is qualified in its entirety by reference to the Plan of Reorganization. The terms of the Plan of Reorganization are more detailed than the description provided in this section, which may have omitted descriptions of items that may be of interest to particular investors. Therefore, please carefully consider the actual provisions of the Plan of Reorganization for more complete information about the transactions consummated in connection with the Debtors’ emergence from bankruptcy. For further detail regarding the bankruptcy proceeding, please see “Prospectus Summary — The Plan of Reorganization.”

On February 28, 2008, the Debtors consummated their reorganization under chapter 11 of the Bankruptcy Code through a series of transactions contemplated by the Plan of Reorganization, which was confirmed by the United States Bankruptcy Court for the Southern District of New York on November 29, 2007. On the Effective Date, the Plan of Reorganization became effective.

On the Effective Date, all existing shares of the Old Common Stock were canceled pursuant to the Plan of Reorganization. In satisfaction of creditor claims and stockholder interests, Solutia issued (1) 29,024,446 shares of Common Stock, par value $0.01 per share to its general unsecured creditors and noteholders who held the 7.375% Notes due October 15, 2027 and 6.72% Notes due October 15, 2037, 831,052 of which shares are being held in a disputed claims reserve for the benefit of holders of disputed claims whose claims are subsequently allowed and any shares left over after all disputed claims have been resolved shall be distributed pro rata to holders of allowed claims; (2) 1,221,492 shares of Common Stock to fund a retiree trust, which qualifies as a Voluntary Employees’ Beneficiary Association (VEBA); (3) 597,500 shares of Common Stock, representing 1% of the total Common Stock, to holders of at least 175 shares of the Old Common Stock; (4) 15,936,703 shares of Common Stock to general unsecured creditors and noteholders pursuant to the Creditor Rights Offering; (5) 2,812,359 shares of Common Stock to the Backstop Investors in the Creditor Rights Offering; (6) 7,667,523 shares of Common Stock to holders of at least 11 shares of Old Common Stock pursuant to an Equity Rights Offering; and (7) 2,489,977 shares of Common Stock, representing the shares of Common Stock that were unsubscribed for in the Equity Rights Offering, to Monsanto. The total amount of the general unsecured claims pool was $786,221,597.64 and is comprised of the following: (1) $465,400,000 in allowed noteholder claims; (2) $307,342,809.99 in allowed general unsecured claims; and (3) $23,478,787.65 in disputed general unsecured claims. In addition, Solutia issued Warrants to purchase an aggregate of 4,481,250 shares of Common Stock to holders of Old Common Stock based on a holder’s pre-petition stock ownership, provided that such holder held at least 24 shares of the Old Common Stock.

In connection with the issuance of the Warrants, Solutia entered into a Warrant Agreement with American Stock Transfer & Trust Company, as warrant agent. Subject to the terms of the Warrant Agreement, Warrant holders are entitled to purchase shares of Common Stock at an exercise price of $29.70 per share. The Warrants have a five-year term and will expire at 5:00 p.m., New York City time, on February 27, 2013. The Warrants may be exercised for cash or on a net issuance basis.

The number of shares of Common Stock issuable upon exercise of the Warrants and the exercise price will be adjusted in connection with any dividend, distribution, subdivision, combination, reclassification or recapitalization of the Common Stock. The exercise price of the Warrants are also subject to downward adjustment in connection with any distribution to all holders of the Common Stock, evidences of indebtedness, other securities of Solutia or any cash, property or other assets. Additionally, if, on or prior to the fourth anniversary of the issue date of the Warrants, Solutia undergoes any business combination (by merger, consolidation, reorganization or reclassification) in which Solutia is not the surviving entity, or sells, transfers or otherwise disposes all or substantially all of its assets (any such event, an “Organic Change”), depending on the nature of the consideration to be paid to holders of Common Stock and the status of the successor person (whether it is a public or private company), the acquiring person may be required to purchase the Warrants for cash at the Black-Scholes valuation upon consummation of such Organic Change, in each case as more fully described in the Warrant Agreement. For any Organic Change occurring on or after the fourth anniversary of the issue date of the Warrants, the Warrant holders will have the right to receive the consideration that they would have been entitled to receive had they exercised the Warrants immediately prior to such Organic Change.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 4.1 to Solutia’s Report on Form 8-K filed on March 4, 2008, which is incorporated herein by reference.

Registration Rights Agreements

We have entered into separate registration rights agreements with the Backstop Investors and Monsanto. The registration rights agreements provide for the registration of our Common Stock for resale by the Backstop Investors and Monsanto, respectively. Generally, both of the registration rights agreements require that we use reasonable best efforts to cause the registration statement to become effective.

Among other things, the registration rights agreements provide for the following:

•	we are required to file a registration statement of which this prospectus forms a part to effect the registration of the resale of the shares of our Common Stock acquired by the Backstop Investors and Monsanto, respectively;

•	once the registration statement has been declared effective by the SEC, we must keep it effective for the lesser of (i) four years after the initial effective date of such registration or (ii) until the Common Stock no longer constitutes “registrable securities”;

•	if we propose to file certain types of registration statements under the Securities Act with respect to an offer of our equity securities, then we are required to provide Monsanto with the opportunity to include all or part of its shares on the terms and conditions set forth in the registration rights agreement with Monsanto. Furthermore, if at the time of filing of the aforementioned registration statements, the registration statement for the resale of the Backstop Investors’ shares (or any replacement registration statement thereof) is not effective, then we are required to use reasonable best efforts to provide the Backstop Investors the opportunity to include all or part of their shares in such registration statement on the terms and conditions set forth in the registration rights agreement with the Backstop Investors;

•	we provide the Backstop Investors and Monsanto the right to engage in underwritten offerings with an underwriter selected by them subject to our reasonable consent;

•	we pay expenses relating to registrations covered by the registration rights agreements;

•	we provide representations and warranties and indemnities and contribution of the type that are customary in underwriting agreements for underwritten public offerings; and

•	the registration rights are subject to customary restrictions that provide for no (i) inconsistent agreements, (ii) other registration rights agreement with priority over these registration rights and (iii) other securities to be registered on the registration statements under the registration rights agreement unless approved by the Backstop Investors; provided, however, that Monsanto is entitled to register the shares of Common Stock it received in connection with Solutia’s Plan of Reorganization.

Further details concerning the terms of the registration rights agreement with the Backstop Investors may be obtained through a review of the registration rights agreements. The Backstop Investors’ registration rights agreement was filed as Exhibit 10(xx) of Solutia’s Registration Statement on Form S-1 (No. 333-146520) filed November 20, 2007) and the Monsanto registration rights agreement filed as Exhibit 4.2 of Solutia’s Form 8-K filed March 5, 2008.

SELLING STOCKHOLDERS

Information with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge and except as may be noted in the footnotes below, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.(1)

The shares of Common Stock that may be offered or sold pursuant to this prospectus were acquired by the selling stockholders in connection with the transactions contemplated by the plan.

The following table sets forth information with respect to the selling stockholders and the shares of Solutia’s Common Stock beneficially owned by the selling stockholders that may be offered or sold pursuant to this prospectus. The selling stockholders may offer all, some or none of their shares of Common Stock.

	Number of	Maximum	Percentage of Shares of
	Shares of	Number of Shares	Common Stock
	Common	of Common Stock	Beneficially Owned
	Stock	That May be		If Maximum
	Beneficially	Offered by This	Before	Number of Shares
Name of Selling Stockholder	Owned	Prospectus	Offering	Offered are Sold

Bear, Stearns & Co. Inc.(2)	226,641	1,652	*	*
Highland Crusader Holding Corporation(3)	1,668,640	12,159	2.7%	2.7%
Longacre Master Fund, Ltd.(4)	1,644,644	1,693	2.7%	2.7%
Longacre Capital Partners (QP), L.P.(4)	311,933	372	*	*
Merrill Lynch Pierce Fenner & Smith Incorporated(5)	677,471	1,053	1.1%	1.1%
GMAM Investment Funds Trust II(6)	341,392	492	*	*
ReCap International (Master) Ltd.(6)	182,423	271	*	*
Institutional Benchmark Series (Master feeder) Ltd., solely with respect to the Muscida Series(6)	42,865	62	*	*
UBS Securities LLC(7)	7,342,289	2,890	12.1%	12.1%

*	Represents less than 1%

(1)	The backstop commitment agreement provides that certain Backstop Investors and their affiliates shall not be entitled to vote for the election of directors of Solutia from the Effective Date of the Plan of Reorganization; provided that this restriction does not apply to any shares of Common Stock after a sale or transfer by the Backstop Investors or their affiliates to a party not affiliated with any Backstop Investor or its affiliate and does not apply to certain claims or interests in respect of which certain Backstop Investors exercise voting rights due to financial, custodial, advisory or fiduciary relationships.

(2)	Bear, Stearns & Co. Inc. is a registered broker-dealer.

(3)	Highland Capital Management, L.P. (“Highland Capital”) may be deemed, through investment advisory contracts or otherwise, to beneficially own securities owned by Highland Crusader Holding Corporation (“Crusader”). Strand Advisors, Inc. (“Strand”) is denominated, and functions, as the general partner of Highland Capital, and may be deemed to control Highland Capital and beneficially own securities owned by Highland Capital. James D. Dondero is the President and a director of, and may be deemed to control Strand and beneficially own securities owned by Strand. Highland Capital, Strand and Mr. Dondero each declares that the filing of this S-3 nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this S-3. Crusader, Highland Capital, Strand and Mr. Dondero each expressly disclaim membership in a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

(4)	Longacre Fund Management, LLC (“Fund Management LLC”) is the investment manager for each of Longacre Master Fund, Ltd. (“Master Fund”) and Longacre Capital Partners (QP), L.P. (“QP”) Longacre Management, LLC (“Management LLC”) is the general partner of QP. The managing members of Fund Management LLC and Management LLC are Steven Weissman, John Brecker and Vladimir Jelisavcic (collectively, the “Managers”). Fund Management and each of the Managers may be deemed to beneficially own the securities held by Master Fund and QP and Management LLC may be deemed to beneficially own the securities held by QP. Fund Management LLC, Management LLC and each of the Managers each disclaims beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein.

(5)	Merrill Lynch Pierce Fenner & Smith Incorporated (“MLPFS”) is a registered broker-dealer. MLPFS is a direct wholly owned subsidiary of Merrill Lynch & Co., Inc. (“ML&Co.”). ML&Co. may be deemed to beneficially own the securities held by MLPFS.

(6)	Marti P. Murray is the president and sole shareholder of Murray Capital Management, Inc. (“MCM”), the investment adviser to GMAM Investment Funds Trust II, ReCap International (Master), Ltd. and Institutional Benchmarks Series (Master Feeder) Ltd., solely with respect to the Muscida Series (collectively the “MCM Advisory Clients”). Ms. Murray and MCM may each be deemed to beneficially own the Solutia securities held by the MCM Advisory Clients. Ms. Murray and MCM each disclaims beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein.

(7)	UBS Securities LLC is a registered broker-dealer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2008, certain information concerning the beneficial holdings of (i) each director, (ii) each nominee for director, (iii) each executive officer named in our summary compensation table in our annual report on Form 10-K for the year ended December 31, 2007, (iv) each holder of more than five percent of our common stock and (v) all directors and executive officers as a group (based on 60,766,560 shares of common stock outstanding as of such date). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted. The share amounts indicated below include restricted shares and shares which may be acquired within 60 days (which includes common stock deliverable upon the exercise of warrants).

	Number of
	Common Shares
Beneficial Owners	Beneficially Owned		Percentage of Class

Executive Officers and Directors
Robert K. de Veer, Jr.	5,770		*
J. Patrick Mulcahy	6,969	(a)	*
Gregory C. Smith	5,770		*
Eugene I. Davis	5,770		*
James P. Heffernan	8,770		*
W. Thomas Jagodinski	5,770		*
William T. Monahan	5,770		*
Robert A. Peiser	5,770		*
Jeffry N. Quinn	221,946	(b)	*
James M. Sullivan	66,982	(c)	*
Luc De Temmerman	40,002	(d)	*
James R. Voss	42,500		*
Jonathon P. Wright	40,000		*
Kent J. Davies	36,000		*
Robert T. DeBolt	28,000		*
Rosemary L. Klein	28,000		*
Hal E. Wallach Jr.	4,000		*
All executive officers and directors (17 persons)	557,789		*

5% Stockholders**:
Highland Capital Management, L.P.(e)	4,700,565		7.7%
Harbinger Capital Partners Master Fund I, Ltd.(f)	12,032,149		19.8%
Harbinger Capital Partners Special Situations Fund, L.P.(f)	6,026,461		9.9%
UBS Securities LLC(g)	7,342,289		12.1%

(a)	The number of shares shown for Mr. Mulcahy includes 63 shares of Common Stock and 472 shares of Common Stock deliverable upon the exercise of Warrants representing pro rata receipt of distribution to certain equity holders pursuant to the Plan of Reorganization. The number of shares shown also includes 664 shares representing shares received in satisfaction of Mr. Mulcahy’s allowed Class 13 claim pursuant to the Plan of Reorganization.

(b)	The number of shares shown for Mr. Quinn includes 115 shares of Common Stock and 858 shares of Common Stock deliverable upon the exercise of Warrants representing pro rata receipt of distribution to certain equity holders pursuant to the Plan of Reorganization, and owned in trust in Mr. Quinn’s name. The number of shares shown also includes 115 shares of Common Stock and 858 shares of Common Stock deliverable upon the exercise of Warrants representing pro rata receipt of distribution to certain equity holders pursuant to the Plan of Reorganization, and owned in trust by Mr. Quinn’s wife.

(c)	The number of shares shown for Mr. Sullivan includes 11 shares of Common Stock and 87 shares of Common Stock deliverable upon the exercise of Warrants representing pro rata receipt of distribution to certain equity holders pursuant to the Plan of Reorganization. The number of shares shown also includes 868 shares representing shares of Common Stock received in satisfaction of Mr. Sullivan’s allowed Class 13 claim pursuant to the Plan of Reorganization.

(d)	The number of shares shown for Mr. De Temmerman includes 2 shares of Common Stock deliverable upon the exercise of Warrants representing pro rata receipt of distribution to certain equity holders pursuant to the Plan of Reorganization.

(e)	This amount, which is disclosed in a report on Schedule 13G filed on March 6, 2008, is held as a group by Highland Capital Management, L.P., Strand Advisors, Inc. and James D. Dondero. Highland Capital Management, L.P. may be deemed to beneficially own shares owned and/or held by and/or for the account of other persons, including its various investment funds. Additionally, Strand Advisers, Inc., as general partner of Highland Capital Management, L.P. may be deemed to control Highland Capital Management, L.P. and beneficially own securities owned by Highland Capital Management, L.P. James D. Dondero is the President and a director of, and may be deemed to control Strand Advisers, Inc. and beneficially own securities of Strand Advisers, Inc. The present principal occupation of James D. Dondero is serving as the President and a director of Highland Capital Management, L.P.

(f)	The shares attributed to Harbinger Capital Partners Master Fund I, Ltd. may be deemed to be beneficially owned by Harbinger Capital Partners Offshore Manager, L.L.C. as investment manager of Harbinger Capital Partners Master Fund I, Ltd., and HMC Investors, L.L.C. as managing member of Harbinger Capital Partners Offshore Manager, L.L.C. The shares attributed to Harbinger Capital Partners Special Situations Fund, L.P. (“Special Situations Fund”) may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC as general partner of Special Situations Fund and by HMC-New York, Inc. as the managing member of Harbinger Capital Partners Special Situations GP, LLC. Additionally, the shares held by Harbinger Capital Partners Master Fund I, Ltd. and Special Situations Fund may be deemed to be beneficially owned by (i) Harbert Management Corporation as managing member of HMC Investors, L.L.C. and as the parent of HMC-New York, Inc. and (ii) Philip Falcone as shareholder of Harbert Management Corporation, as portfolio manager of Harbinger Capital Partners Master Fund I, Ltd., and as portfolio manager of Special Situations Fund, as well as Raymond J. Harbert as shareholder of Harbert Management Corporation, and Michael D. Luce as shareholder of Harbert Management Corporation. The amount of shares held by Harbinger Capital Master Fund I, Ltd. includes 193,092 shares deliverable upon the exercise of warrants.

(g)	The backstop commitment agreement provides that certain Backstop Investors (including UBS Securities LLC) and their affiliates shall not be entitled to vote for the election of directors of Solutia from the Effective Date of the Plan of Reorganization; provided that this restriction does not apply to any shares of Common Stock after a sale or transfer by the Backstop Investors or their affiliates to a party not affiliated with any Backstop Investor or its affiliate and does not apply to certain claims or interests in respect of which certain Backstop Investors exercise voting rights due to financial, custodial, advisory or fiduciary relationships.

*	Less than 1%

**	This information is based solely upon filings made under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and other information provided to Solutia Inc.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of Solutia’s capital stock. This description also summarizes certain provisions of the DGCL.

Authorized Capital Stock

Solutia has the authority to issue a total of 600,000,000 shares of capital stock, which we refer to as Solutia capital stock, consisting of:

•	500,000,000 shares of Common Stock, par value $0.01 per share; and

•	100,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding Capital Stock

The following capital stock is issued and outstanding:

•	60,766,560 shares of Common Stock; and

•	no shares of preferred stock.

Rights and Preferences of Solutia Capital Stock

Common Stock

Voting Rights

All shares of our Common Stock have identical rights and privileges. Except as set forth in the next sentence, holders of shares of our Common Stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors. The backstop commitment agreement provides that certain Backstop Investors and their affiliates shall not be entitled to vote for the election of directors of Solutia from the Effective Date of the Plan of Reorganization; provided that this restriction does not apply to any shares of Common Stock after a sale or transfer by the Backstop Investors or their affiliates to a party not affiliated with any Backstop Investor or its affiliate and does not apply to certain claims or interests in respect of which certain Backstop Investors exercise voting rights due to financial, custodial, advisory or fiduciary relationships. On all matters to be voted on by holders of shares of our Common Stock, the holders will be entitled to one vote for each share of our Common Stock held of record, and will have no cumulative voting rights.

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock and contractual restrictions, holders of our Common Stock are entitled to receive ratably dividends or other distributions when and if declared by Solutia’s board of directors. Solutia’s Exit Financing Facility restricts the payment of dividends. In addition to such restriction, whether any future dividends are paid to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of our board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the DGCL to pay dividends. For a more complete description of the dividend rights of holders of shares of our preferred stock, see “Blank Check Preferred Stock” below. For a more complete description of our dividend policy, see “Dividend Policy.”

Liquidation Preference

In the event of a liquidation, dissolution or winding up of Solutia, after the payment in full of all amounts owed to our creditors and holders of any outstanding shares of our preferred stock, the remaining assets of Solutia will be distributed ratably to the holders of shares of our Common Stock. The rights, preferences and privileges of holders of shares of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Solutia may designate and issue in the future without stockholder approval.

Other Rights

Holders of our Common Stock do not have pre-emptive, subscription, redemption or conversion rights.

Blank Check Preferred Stock

Under the terms of the amended and restated certificate of incorporation, the Solutia board of directors will be authorized to issue from time to time up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If Solutia’s board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of Solutia.

Anti-Takeover Effects of Provisions of the DGCL and Provisions in Our Amended and Restated Certificate of Incorporation and Bylaws

The DGCL contains, and our amended and restated certificate of incorporation and bylaws contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Solutia. In addition, provisions of our amended and restated certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Section 203

We are subject to Section 203 of the DGCL as our amended and restated certificate of incorporation does not provide otherwise. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Solutia and, accordingly, may discourage attempts to acquire Solutia.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our certificate of incorporation and bylaws, as amended and restated, provide for the following, which may have the effect of discouraging transactions that involve an actual or threatened change of control of Solutia.

Classified Board

The board of directors is divided into three classes, serving staggered three-year terms.

Removal of Directors; Vacancies

The amended and restated certificate of incorporation provides that sitting directors of Solutia may be removed only for cause by a vote of a majority of our stockholders entitled to vote generally in the election of directors, and any vacancy occurring on the board may be filled only by a majority of the directors then in office, even though less than a quorum.

No Written Consent of Stockholders

Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors or holders of 35% of the total voting power of all the shares of Solutia entitled to vote generally in the election of directors. Business to be transacted at a special meeting will be limited by the amended and restated bylaws to the purpose or purposes stated in the notice of the meeting.

Advance Notice Requirement

Stockholders must provide timely notice when seeking to:

•	bring business before an annual meeting of stockholders;

•	bring business before a special meeting of stockholders (if contemplated and permitted by the notice of a special meeting); or

•	nominate candidates for election at an annual meeting of stockholders.

To be timely, a stockholder’s notice must be received at our principal executive offices.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote at an election of directors, voting together as a single class, is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. The amended and restated certificate of incorporation provides that the following provisions, among others, in the amended and restated certificate of incorporation and amended and restated bylaws may be amended only upon the affirmative vote of the holders of 66 2/3% of the total voting power of all the shares of Solutia entitled to vote generally in the election of directors, voting as a single class:

•	the provision regarding Solutia’s classified board of directors;

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested in the board of directors, the chairman of the board and the holders of 35% of the total voting power of all the shares of Solutia entitled to vote generally in the election of directors;

•	provisions governing removal of directors and filling vacancies on the board;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only upon such a 66 2/3% supermajority vote.

In addition, subject to the foregoing, the amended and restated certificate of incorporation grants the board of directors the authority to amend and repeal the bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the amended and restated certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for Solutia’s Common Stock is American Stock Transfer & Trust Company.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the DGCL. In addition, our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of a director to Solutia for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Solutia or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SHARES OF COMMON STOCK ISSUED IN THE
REORGANIZATION ELIGIBLE FOR FUTURE SALE

We cannot assure you that a significant public market for Solutia’s Common Stock will develop or be sustained after this offering, which could limit your ability to resell Common Stock. Future sales of substantial amounts of our Common Stock, including shares issued upon exercise of options or warrants, in the public market after this offering, or the perception that those sales could occur, could adversely affect the prevailing market price of our Common Stock.

Except as set forth below, all shares of our Common Stock outstanding are freely tradeable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our common stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

Common Stock Issued in Reliance on Section 1145 of the Bankruptcy Code

Under the Plan of Reorganization, (i) 59,750,000 shares of our Common Stock were distributed to certain holders of claims and interests and (ii) warrants to purchase up to 4,481,250 shares in the aggregate of our Common Stock were issued to certain holders of our equity interests.

We relied on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of the Common Stock and warrants to purchase Common Stock described above. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a Plan of Reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. Section 1145(a)(2) of the Bankruptcy Code exempts the offer and sale of securities pursuant to securities issued under 1145(a)(1) of the Bankruptcy Code, such as the warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•	purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is:

•	with a view to distributing those securities; and

•	under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an “affiliate” of the issuer.

To the extent that persons who received Common Stock are deemed to be “underwriters,” resales by those persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our Common Stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.

Common Stock Issued to the Backstop Investors and Monsanto

Shares of Common Stock issued to the Backstop Investors, which constitute “Unsubscribed Shares” under the backstop commitment agreement, were issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof and are “restricted securities” within the meaning of Rule 144 of the Securities Act and may not be re-sold unless pursuant to registration under the Securities Act or compliance with an applicable exemption therefrom. We issued shares of our Common Stock to satisfy Monsanto’s claim. Monsanto could be deemed to be an “affiliate” of ours within the meaning of the Securities Act and therefore could be restricted from selling its shares of Common Stock other than pursuant to registration under the Securities Act or in compliance with an applicable exemption therefrom. Therefore, shares issued to the Backstop Investors pursuant to their commitment to purchase shares and those issued to Monsanto may not be freely tradeable. In accordance with the terms of our registration rights agreement with the Backstop Investors, we are required to use our reasonable best efforts to cause a shelf registration statement covering the resale of such Common Stock to be declared effective by the SEC on the Effective Date of the Plan of Reorganization or as promptly as practicable following the Effective Date which would permit such Common Stock to be freely tradeable. This registration statement is intended to meet that requirement.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell some, none or all of the securities covered by this prospectus from time to time on any stock exchange or automated inter-dealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•	by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our Common Stock;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition to selling their shares of our Common Stock under this prospectus, the selling stockholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or sell their shares of Common Stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

For example, the selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated inter-dealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholders may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from them at the public offering price set forth in a prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts would be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement would indicate the commission to be paid to underwriters, dealers and agents soliciting purchases of the securities pursuant to contracts accepted by us.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged.

A selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales. A selling stockholder may enter into hedging transactions with broker-dealers and the broker-

dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan the securities offered hereby to a broker-dealer and the broker-dealer may sell the loaned securities pursuant to this prospectus.

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third-party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions). Agents, underwriters and dealers may be entitled under relevant agreements with us or the selling shareholder to indemnification by us or the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale by them. The selling stockholders may sell shares of our common stock on the New York Stock Exchange, in the over-the-counter market or in private transactions, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices.

In connection with an offering of securities, underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of securities in excess of the number of securities to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of some bids or purchases of securities made for the purpose of preventing or slowing a decline in the market price of the securities while the offering is in progress. In addition, the underwriters may impose penalty bids. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with an offering if the securities originally sold by that underwriter or syndicate member is purchased in a syndicate covering transaction and has therefore not been effectively placed by that underwriter or syndicate member.

Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the securities or preventing or slowing a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. In addition, a penalty bid may discourage the immediate resale of securities sold in either our offering or that of the selling shareholder. The selling stockholders do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities or common stock. In addition, the selling stockholders do not make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Pursuant to the agreement by which the Backstop Investors purchased the shares registered hereunder, we agreed, for a period of 180 days after February 28, 2008 (the “Restricted Period”), not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock of the Company or such other securities, in cash or otherwise, without the prior written consent of the Backstop Investors, except for, (a) shares of Common Stock issued upon the exercise of any stock options outstanding as of the Effective Date, and (b) grant or issuance of any shares of New Common Stock or other equity securities of the Company or any other securities convertible into or exchangeable for shares of Common Stock or other equity securities of the Company, including options and warrants in respect of shares of Common Stock and restricted shares of Common Stock, in any case, not to exceed, together with any shares of Common Stock issued pursuant to 5% of the outstanding Common Stock. Notwithstanding the foregoing, if (1) during the last 17 days of the Restricted Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period, the restrictions imposed by this Agreement (subject to the exceptions set forth in clauses (A) through (E) of the preceding sentence) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Under the registration rights agreements, we have agreed to indemnify in certain circumstances certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act. Certain of the selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

Certain of the securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to use reasonable best efforts to register the securities under the Securities Act and to keep the registration statement of which this prospectus forms a part effective for a specified period of time. We have agreed to pay certain expenses relating to registrations covered by the registration rights agreements.

We will not receive any proceeds from sales of any securities by the selling stockholders. We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

EXPERTS

The consolidated financial statements, the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of Solutia’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (i) Solutia’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code, (ii) substantial doubt about Solutia’s ability to continue as a going concern, (iii) changes in accounting principles, and (iv) management’s exclusion of an acquired entity from its assessment of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Expenses payable by Solutia Inc. (“Solutia”) in connection with the sale of the Common Stock being registered are estimated as follows:

Amounts to
be Paid

Securities and Exchange Commission Registration Fee	$10.50
Legal Fees and Expenses	$150,000
Accounting Fees and Expenses	$40,000
Printing and Delivery Expenses	$100,000
Listing Fees	$12,050.98
Transfer Agent Fees	$10,000
Miscellaneous Expenses	$5,000

Total	$317,061.48

Item 15.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that the directors of Solutia shall not be personally liable to Solutia or its stockholders for monetary damages for violations of their fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain provisions permitted by Section 102(b)(7) of the DGCL.

Our amended and restated bylaws provide for indemnification of the officers and directors of Solutia to the fullest extent permitted by the DGCL.

The forgoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s amended and restated certificate of incorporation and bylaws.

In addition, the Company’s directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act. Moreover, our Plan of Reorganization provides that we will indemnify our current and former officers and the members of our Board of Directors against any liabilities arising out of or related to the rights offerings and registration of Common Stock pursuant to such offerings.

See also the indemnification provisions in the registration rights agreements incorporated herein by reference as Exhibits 10(a) and 10(b).

Item 16.	Exhibits.

Reference is made to the Exhibit Index filed as a part of this Registration Statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on March 13, 2008.
SOLUTIA INC.
(Registrant)

By:	/s/ Jeffry N. Quinn
Name:     Jeffry N. Quinn

Title:	President, Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

The undersigned directors and officers of Solutia Inc. hereby constitute and appoint Rosemary L. Klein with full power to act, our true and lawful attorney-in-fact, with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffry N. Quinn Jeffry N. Quinn	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 13, 2008

/s/ * James M. Sullivan	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 13, 2008

/s/ * Timothy J. Spihlman	Vice President and Corporate Controller (Principal Accounting Officer)	March 13, 2008

/s/ Robert K. de Veer, Jr. Robert K. de Veer, Jr.	Director	March 13, 2008

/s/ Gregory C. Smith Gregory C. Smith	Director	March 13, 2008

/s/ Eugene I. Davis Eugene I. Davis	Director	March 13, 2008

/s/ J. Patrick Mulcahy J. Patrick Mulcahy	Director	March 13, 2008

/s/ James P. Heffernan James P. Heffernan	Director	March 13, 2008

Signature		Title	Date

/s/ W. Thomas Jagodinski W. Thomas Jagodinski		Director	March 13, 2008

/s/ William T. Monahan William T. Monahan		Director	March 13, 2008

/s/ Robert A. Peiser Robert A. Peiser		Director	March 13, 2008

*By:	/s/ Rosemary L. Klein Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

2(a)	Distribution Agreement (incorporated by reference to Exhibit 2 of Solutia’s Registration Statement on Form S-1 (333-36355) filed September 25, 1997)
2(b)	Amendment to Distribution Agreement, dated as of July 1, 2002, by and among Pharmacia Corporation, Solutia Inc., and Monsanto Company (incorporated by reference to Exhibit 2 of Solutia’s Form 10-Q for the quarter ended June 30, 2002)
2(c)	Debtors’ Fifth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 99.2 of Solutia’s Form 8-K filed October 25, 2007)
5(a)	Opinion of Kirkland & Ellis LLP
10(a)	Registration Rights Agreement (Backstop Investors) (incorporated by reference to Exhibit 10(xx) of Solutia’s Registration Statement on Form S-1 (No. 333-146520) filed November 20, 2007)
10(b)	Registration Rights Agreement (Monsanto) (incorporated by reference to Exhibit 4.2 of Solutia’s Form 8-K filed March 5, 2008)
10(c)	Backstop Commitment Agreement for the Creditor Rights Offering (incorporated by reference to Exhibit 10(zz) of Solutia’s Registration Statement on Form S-1 (333-146520) filed November 20, 2007)
23(a)	Consent of Kirkland & Ellis LLP (included in Exhibit 5(a))
23(b)	Consent of Deloitte & Touche LLP
24(a)	Power of Attorney (included in signature page)